Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sientra, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	Other	2,486,774(2)	$2.245(4)	$5,582,807.63	$92.70 per $1,000,000	$517.53

Equity	Common Stock, $0.01 par value per share	Other	621,693(3)	$1.909(5)	$1,186,811.94	$92.70 per $1,000,000	$110.02

Total Offering Amounts					$6,769,619.57		$627.55

Total Fee Offsets							—

Net Fee Due							$627.55

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (the “Common Stock”) that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents 2,486,774 shares of Common Stock that became available for issuance on January 1, 2022 under the 2014 Plan pursuant to an evergreen provision of the 2014 Plan. Pursuant to such provision, an additional number of shares will automatically be added to the shares authorized for issuance under the 2014 Plan on January 1 of each calendar year, from January 1, 2015 through January 1, 2024. The number of shares added each year will be equal to: (a) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(3)

Represents 621,693 shares of Common Stock that became available for issuance on January 1, 2022 under the 2014 ESPP pursuant to an evergreen provision of the 2014 ESPP. The 2014 ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2014 ESPP on January 1 of each calendar year, from January 1, 2015 through January 1, 2024. The number of shares of Common Stock added each year will be equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 3,000,000 shares of Common Stock; or (c) a lesser number of shares of Common Stock as is determined by the Board for the applicable year.

(4)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low prices per share of the Registrant’s common stock on March 30, 2022 as reported on the NASDAQ Global Select Market.

(5)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low sales prices per share of the Registrant’s common stock on March 30, 2022 as reported on the NASDAQ Global Select Market, multiplied by 85%. Pursuant to the 2014 ESPP, the purchase price of a share is 85% of the fair market value of the lower of the Registrant’s common stock on the Offering Date or the Purchase Date (as such terms are defined in the 2014 ESPP).